UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2010

ON4 COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

Commission File Number: 001-34297

16413 N. 91 Street, C 100
Scottsdale, AZ  85260
 (Address of principal executive offices)

480.619.5510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 31, 2010, the Board of Directors of On4 Communications, Inc. (the “Company”) approved a consulting agreement (the “Consulting Agreement”) with Southwest Capital Partners, LLC (“Southwest”), signed May 7, 2010. Pursuant to the terms of the Consulting Agreement, Southwest shall provide strategic advisory and business planning services to the Company, including assistance with the identification of potential capital sources, lenders and investors and the arrangement of private and public placement of the Company’s equity and debt.

In consideration for the consulting services provided by Southwest, the Company agreed to issue to Southwest 2,000,000 shares of its common stock. Further, in respect of its services related to structuring and arranging any bank or lender provided financing, Southwest will receive an amount equal to 1.5% of the commitment amount of any senior, asset based indebtedness arranged as part of a transaction; and 6% of the face amount of any non-asset based indebtedness or any other subordinated indebtedness arranged as part of a transaction.

Item 5.02   Departure of Directors or Certain Officers; Appointment of Certain Officers and Directors.

On August 27, 2010, the Company received a notice of resignation from Catherine LeBlanc, wherein she notified the Company of her intention to resign as Company’s director, effective immediately. Ms. LeBlanc’s resignation was not due to any disagreements with the Company. The Company currently has one director.

EXHIBIT

Number	Description of Exhibit
10.1	Consulting Agreement with Southwest Capital Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2010	On4 Communications, Inc.
(Registrant)

By:	/s/ Cameron Robb
Cameron Robb President, Chief Executive Officer, Interim Chief Financial Officer and Director